XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

			Phone Fax	(441) 292 8515 (441) 292 5280
Press Release
Contact:	David R. Radulski Investor Relations (441) 294 7460	Carol Parker-Trott Media Relations (441) 294 7290

XL CAPITAL LTD ANNOUNCES THE APPOINTMENT OF JACOB D. ROSENGARTEN AS CHIEF ENTERPRISE
RISK OFFICER

Hamilton, Bermuda – September 8, 2008 — XL Capital Ltd (NYSE: XL) (“XL” or the “Company”) announced today that it has appointed Jacob D. Rosengarten as Executive Vice President and Chief Enterprise Risk Officer of the XL group of companies.

Mr. Rosengarten, a Managing Director of Goldman Sachs, will join XL on September 15, 2008. In his new role at XL, he will be responsible for ensuring the efficient identification, assessment, monitoring, and reporting of key risks across the XL group. He will report directly to XL’s Chief Executive Officer Michael S. McGavick, will chair XL’s Enterprise Risk Committee which is comprised of the Company’s top risk management professionals, and will provide information to XL’s Board of Directors and executive management with respect to enterprise risk management policies and procedures.

During his 30-year career, Mr. Rosengarten has held several leadership roles in risk management, including Managing Director of Risk Management and Analytics for Goldman Sachs Asset Management (GSAM) for the past 10 years. Prior to this, from 1993 to 1997, he was Director of Risk and Quantitative Analysis at Commodities Corporation which was acquired by GSAM in 1997 and is now GSAM’s Hedge Fund Strategies Unit. From 1983 to 1992, Mr. Rosengarten held progressively senior positions as Director of Accounting, Assistant Controller, then Controller at Commodities Corporation. He began his career as an Auditor at Arthur Young & Company in 1979.

Commenting on Mr. Rosengarten’s appointment, Mr. McGavick said: “This appointment demonstrates XL’s commitment to excellence in enterprise risk management. This has been a core pillar of XL’s business and while much progress has been made at XL, we know we can do better, and, working with Jacob, this remains one of my top key areas of focus. We are excited to add Jacob’s wealth of knowledge and experience in Enterprise Risk Management to our reorganized leadership in risk underwriting and management.”

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of June 30, 2008, XL Capital Ltd had consolidated assets of approximately $52.1 billion and consolidated shareholders’ equity of approximately $8.8 billion. More information about XL Capital Ltd is available at